Exhibit 10.3

ALIMERA SCIENCES, INC.

Inducement Stock Option Agreement

(Non-Plan Inducement Award)

Pursuant to your employment agreement with Alimera Sciences, Inc. (the “Company”), dated December 11, 2023 (the “Employment Agreement”), the Company hereby grants to you (“Executive” or “you”) the following inducement option (the “Option”) to purchase shares of the Company’s common stock (the “Common Shares”), subject to the terms and conditions set forth in this Inducement Stock Option Agreement and the exhibits hereto (this  “Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in Exhibit B hereto.

I.	NOTICE OF STOCK OPTION GRANT:

Name of Executive:	Todd Wood
Total Number of Common Shares Subject to Option:	125,000
Type of Option:	Inducement stock option under Listing Rule 5635(c)(4), Nonstatutory stock option (NSO)
Exercise Price:	$3.71
Date of Grant:	December 11, 2023
Expiration Date:	December 11, 2033
Vesting Commencement Date:	Date of Grant
Vesting Schedule:

The Option shall vest and become exercisable with respect to (a) 25% of the Common Shares subject to the Option when you complete twelve (12) months of continuous Service beginning on the Vesting Commencement Date, and (b) 2.083% of the Common Shares subject to the Option for each additional month of continuous Service that you complete thereafter, such that 100% of the Option is fully vested and exercisable on the fourth anniversary of the Vesting Commencement Date, subject to your continued Service as of each such vesting date.

Accelerated Vesting:

The extent to which you may purchase Common Shares under the Option may be accelerated in the following circumstances:

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if your Service is terminated by the Company without Cause or if you resign for Good Reason, then the Option, to the extent outstanding and unvested, will become immediately vested and exercisable in the portion of the Option that would have become vested and exercisable as if you had remained in continuous Service with the Company through the date that is twelve (12) months following your termination of Service;

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in the event that any transaction resulting in a Change in Control occurs, and within three (3) months prior to the Change in Control, on the Change in Control, or within twelve (12) months after the Change in Control, your Service is terminated by the Company without Cause or if you resign for Good Reason, then 100% of the then-unvested portion of the Option will become vested and exercisable as of immediately before the effective time of, and contingent upon, the Change in Control; or

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in the event of a termination of your Service due to your Disability or your death, then 100% of the then-unvested portion of the Option will become vested and exercisable as of immediately before the effective time of, and contingent upon, the Change in Control.
Termination Period:

The Option will be exercisable for three (3) months after you cease to be an Employee, unless such termination is due to your death or Disability, in which case the  Option will be exercisable for twelve (12) months after the date of your death or six (6) months after your Disability, as applicable. Notwithstanding the foregoing, in no event may the Option be exercised after the Expiration Date as provided above and may be subject to earlier termination as provided in the Terms and Conditions of Inducement Stock Option Award attached as Exhibit A hereto.

This Award is not issued under the Company’s 2023 Equity Incentive Plan or any other plan. This Award is granted to you in connection with your entry into employment with the Company and is an inducement material to your entry into employment within the meaning of Listing Rule 5635(c)(4).

The Company may, in its sole discretion, deliver any documents relating to the Option and the Agreement that the Company is required to deliver to you by email or other electronic means. You hereby consent to receive such documents by electronic delivery and any online or electronic system established and maintained by the Company or another third party designated by the Company.

By your signature and the signature of the Company’s representative below, you and the Company agree to the Option terms described in this Agreement, including the Terms and Conditions of Inducement Stock Option Award, attached hereto as Exhibit A, all of which are made a part of this document. You acknowledge that you have reviewed this Agreement and Exhibit A and Exhibit B attached to this Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and its attached exhibits. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Agreement, including its exhibits. You further agree to notify the Company upon any change in the residence address you provide to the Company.

ALIMERA SCIENCES, INC. EXECUTIVE

By:	/s/ Richard S. Eiswirth	By:	/s/ Todd Wood
	Richard S. Eiswirth President and Chief Executive Officer		Todd Wood

EXHIBIT A

TERMS AND CONDITIONS OF INDUCEMENT STOCK OPTION AWARD

Grant of Option

Subject to all of the terms and conditions set forth in the Agreement, the Company has granted you the Option to purchase up to the total number of Common Shares specified in the Notice of Stock Option Grant as Part I of this Agreement (the “Grant Notice”), at the Exercise Price indicated therein, which represents the Fair Market Value on the Date of Grant.

Tax Treatment	The Option does not qualify as an “incentive stock option” under Section 422 of the Code. The Option is intended to be an NSO.
Vesting

The Option vests and becomes exercisable in accordance with the vesting schedule set forth in the Grant Notice. In no event will the Option vest or become exercisable for additional Common Shares after your Service has terminated for any reason, unless expressly provided herein.

Term of Option

The Option expires in any event at the close of business at Company headquarters on the Expiration Date. The Option will expire earlier if your Service terminates earlier, as described in the Grant Notice,  or in connection with certain corporate transactions as described herein.

Termination of Service

If your Service terminates for any reason, the Option will terminate to the extent it is unvested as of the date on which you cease to be an Employee (the “Termination Date”). The Company determines whether and when your Service terminates for all purposes of the Option. For the avoidance of doubt, Service during only a portion of a vesting period shall not entitle you to vest in a pro-rata portion of the Option.

Unless otherwise expressly provided herein or determined by the Administrator pursuant to the terms of this Agreement, (i) your right to vest in the Option, if any, will terminate as of the Termination Date, and (ii) the period (if any) during which you may exercise the Option after your Service terminates will commence on the Termination Date.

Right to Exercise	The Option may be exercised only within the term set out in the Grant Notice, and may be exercised during such term only in accordance with the terms of this Agreement.
Notice of Exercise

To exercise the Option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many Common Shares you wish to purchase. The notice will be effective when the Company receives it. If someone else wants to exercise the Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so. You may only exercise the Option for whole shares.

Method of Payment

When you submit your Notice of Exercise, you must make arrangements for the payment of the Exercise Price for the Common Shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

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By wire transfer or immediately available funds.

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By delivering to the Company a personal check, a cashier’s check or a money order.

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By giving to a securities broker approved by the Company irrevocable directions to sell all or part of the Common Shares subject to the Option and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the aggregate Exercise Price and any Tax-Related Items (as defined below). The balance of the sale proceeds, if any, will be delivered to you. The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

The Administrator may permit other forms of payment in its discretion.

Withholding Taxes

Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Option and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company. You further acknowledge that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of Common Shares upon exercise of the Option, the subsequent sale of Common Shares acquired pursuant to such exercise, and the receipt of any dividends and/or any dividend equivalents; and (2) does not commit to, and is under no obligation to, structure the terms of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

You may not exercise the Option unless you make arrangements acceptable to the Company to pay any Tax-Related Items that the Company determines must be paid. These arrangements include payment in cash or via the same-day sale procedure described above. With the Company’s consent, these arrangements may also include (a) withholding Common Shares that otherwise would be issued to you when you exercise the Option with a value equal to your withholding obligation, (b) surrendering Common Shares that you previously acquired with a value equal to the withholding taxes, or (c) withholding cash from other compensation to the extent permitted under applicable law. The withheld or surrendered Common Shares will be valued at their Fair Market Value as of the date when taxes otherwise would have been withheld in cash, and will be applied to the Tax-Related Items.

Restrictions on Exercise / Compliance with Law

Notwithstanding any other provision in this Agreement, the Company will not permit you to exercise the Option if the exercise of the Option and the issuance of Common Shares at that time would violate any applicable law or regulation, unless there is an available exemption from registration, qualification or other legal requirement applicable to the Common Shares underlying the Option, as determined by the Administrator. You agree that the Company shall have unilateral authority to amend this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of Common Shares.

Transfer of Option

Prior to your death, only you may exercise the Option. You cannot transfer or assign the Option. If you attempt to do any of the foregoing,  the Option will immediately become invalid. You may, however, dispose of the Option in your will or by means of a written beneficiary designation (as set forth in this Agreement and to the extent such beneficiary designation is valid under applicable law); provided, however, that your beneficiary or a representative of your estate (as applicable) acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement as if such beneficiary or representative of the estate were you.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in the Option in any other way.

Further Acknowledgments

By accepting the Option, you acknowledge, understand and agree that: (a) the grant of the Option is exceptional, voluntary and intended as an employment inducement grant as set forth in the Grant Notice; (b)  this Agreement does not alter the at-will nature of your Service relationship; (c)  this Agreement does not interfere with the ability of the Company to terminate your status as an Employee;  and (d) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of your Service.

Stockholder Rights

You, your beneficiaries, and your estate or heirs, have no rights as a stockholder of the Company until you have exercised the Option by giving the required notice to the Company, paying the aggregate Exercise Price, and satisfying any applicable withholding obligations for Tax-Related Items. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise the Option, except as may be provided herein.

Recoupment Policy	The Option, and the Common Shares acquired upon exercise of the Option, shall be subject to any Company recoupment or clawback policy in effect from time to time.

Adjustments

In the event of a stock split, a declaration of a dividend payable in Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares or any other increase or decrease in the number of issued Company stock effected without receipt of consideration by the Company, the number of Common Shares covered by the Option and the Exercise Price will be adjusted pursuant hereto. of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares or any other increase or decrease in the number of issued Common Shares effected without receipt of consideration by the Company, the Administrator, will adjust the number and class of Company shares that may be delivered under this Agreement and/or the number, class, and price of Company shares covered by the Option.

Dissolution or Liquidation	To the extent not previously exercised, the Option shall terminate immediately prior to the dissolution or liquidation of the Company.

Change in Control

In the event of a Change in Control, to the extent not previously exercised, the Option shall be treated in the manner described in the definitive transaction agreement (or, in the event the Change in Control transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Administrator, with such determination having final and binding effect on all parties). The treatment specified in the transaction agreement or by the Administrator may include (without limitation) one or more of the following with respect to the outstanding Option: (a)  the continuation of the Option by the Company (if the Company is the surviving entity); (b)  the assumption of the Option by the surviving entity or its parent, provided that the assumption of the Option complies with applicable tax requirements; (c)  the substitution by the surviving entity or its parent of an equivalent award for the Option (including, but not limited to, an award to acquire the same consideration paid to the holders of Common Shares in the transaction), provided that the substitution of the Option complies with applicable tax requirements; (d) the cancellation of the Option without payment of any consideration, provided that you shall be able to exercise your outstanding Option, to the extent the Option is then vested or becomes vested as of the effective time of the transaction, during a period of not less than five (5) business days preceding the closing date of the transaction, unless (i) a shorter period is required to permit a timely closing of the transaction and (ii) such shorter period still offers you a reasonable opportunity to exercise the Option (such exercise may be contingent on the closing of the transaction); or (e)  the cancellation of the Option and a payment to you with respect to each Common Share subject to the portion of the Option that is vested or becomes vested as of the effective time of the transaction equal to the excess of (A) the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a Common Share as a result of the transaction, over (B) the Exercise Price of a Common Share subject to the Option (such excess, if any, the “Spread”). If the Spread is zero or a negative number, then the Option may be cancelled without making a payment to the Participant.

For the avoidance of doubt, the Administrator will not be obligated to treat all awards, all awards held by you, or all awards of the same type, similarly.

Administrator Authority

The Administrator will have the power to interpret this Agreement (including, but not limited to, the determination of whether or not any Common Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon you, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

Beneficiary Designation

You may designate one or more beneficiaries for the purpose of exercising your exercisable Option after your death by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before your death. If no beneficiary is designated or if no designated beneficiary survives you, then to the extent vested and exercisable, the Option may be exercised by your estate.

Governing Law; Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions). For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, you and the Company agree to submit and consent to the sole and exclusive jurisdiction of the courts of the State of Georgia, or the federal courts for Fulton County, Georgia.

Amendments

Amendments to this Agreement can be made only in an express written contract executed by you and by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Option. Neither the Company nor any person serving as the Administrator shall have any liability to you in the event the Option fails to achieve its intended characterization under applicable tax law, including but not limited to, Section 409A or any state law equivalent.

Severability

The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

Waiver

You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other person.

Notices

Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to you at the address on file with the Company or, in either case, at such other address as you may subsequently furnish to the Company in writing.

EXHIBIT B

DEFINED TERMS

1. “Administrator” means the Committee or the Board acting as the Committee administering this Agreement.
2. “Award” means the Option awarded under this Agreement.
3. “Board” means the Company’s Board of Directors, as constituted from time to time.

4. “Cause” means (a) your gross negligence or willful misconduct with respect to the business and affairs of the Company, including violation of any material policy or rule of the Company that is not cured within 30 days after written notice thereof is given to you by the Company; (b) your conviction of, or entering a guilty plea or plea of no contest with respect to a felony or to a crime involving moral turpitude, deceit, dishonesty or fraud; (c) your material breach of the terms of this Agreement or any agreement between you and the Company of material violation of any of the Company’s written employment policies; (d)  your failure to fulfill your duties and responsibilities under the Employment Agreement, or such other duties and responsibilities as may be assigned or delegated to you, and such breach or failure, as the case may be, if capable of being cured, is not cured within 30 days after written notice thereof is given to you by the Company; (e) your engaging in any intentional act of dishonesty, deceit, fraud, moral turpitude, misconduct, breach of trust or acting intentionally against the financial or business interests of the Company, or your use or possession of illegal drugs in the workplace; or (f)  your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.  For purposes of this definition of Cause, no act, or failure to act, will be deemed “willful” or “intentional” if done or omitted to be done by you in good faith with a reasonable belief that your act, or failure to act, was in the best interest of the Company.

5. “Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other corporate reorganization, own immediately after such merger, consolidation or other corporate reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity, or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless such transaction also qualifies as a “change in control event” as described in Treas. Reg. Section 1.409A-3(i)(5).

6. “Code” means the Internal Revenue Code of 1986, as amended.
7. “Committee” means the Compensation Committee of the Board.
8. “Common Share” means one share of the Company’s common stock.

9. “Disability” means a condition which renders you unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or is expected to last for a continuous period of not less than six (6) consecutive months with or without reasonable accommodation. You will not be considered disabled unless you furnish proof in such form or manner, and at such times, as the Company may require.
10. “Employee” means a common‑law employee of the Company.
11. “Exercise Price” means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the Grant Notice.

12. “Fair Market Value” means the closing price of a Common Share on any established stock exchange or a national market system on the applicable date or, if the applicable date is not a trading day, on the last trading day prior to the applicable date, as reported in a source that the Administrator deems reliable. If Common Shares are not traded on an established stock exchange or a national market system, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons. Notwithstanding the foregoing, the determination of the Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A to the extent necessary for the Option to comply with, or be exempt from, Section 409A.

13. “Good Reason”  means that you resign due to one of the following conditions: (a) a material diminution of your authority, duties or responsibilities with the Company; (b) a geographic relocation of your primary business location to a location that is more than 35 miles from the present location of your primary business location; or (c) any breach by the Company of the Employment Agreement that is material and, in the case of each clause above, that is not cured within 30 days after written notice thereof to the Company from you.

14. “Listing Rule” means the Listing Rules of The NASDAQ Stock Market LLC. Reference to any Listing Rule will include the terms and conditions of the Listing Rule and any applicable Interpretive Material and other guidance issued under the Listing Rule.

15. “NSO” means an Option that by its terms does not qualify as an incentive stock option under Section 422 of the Code.
16. “Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

17. “Service” means your employment with the Company. For purposes of the Option, your Service will not be deemed to have been interrupted or terminated if you take any vacation, military leave, sick leave, or other bona fide leave of absence approved by the Company. Subject to the foregoing, the Administrator, in its discretion, will determine whether your Service has terminated, the Termination Date, and reason for such termination.  Your Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are an Employee or the terms of the Employment Agreement) as of the Termination Date and will not be extended by any notice period.